Exhibit 10.13

August 4, 2011

[****]

Re: Terms of Employment

Dear Diane:

In recognition of your work on behalf of the Ryan Specialty Group (“RSG”) team, I am delighted to deliver this letter to memorialize revised compensation terms in connection with your ongoing employment with RSG.

POSITION: You will continue to serve in your current role as a Managing Director and Chief Financial Officer for Ryan Specialty Group, reporting to the Chief Executive Officer.

BASIC COMPENSATION: Your base salary will be increased from its current rate to $500,000 per year, with the new rate to be effective as of July 1, 2011. The base salary will be payable in regular installments during your employment in accordance with RSG’s payroll practices in effect from time to time.

SEVERANCE: In the event that (i) your employment is terminated by RSG or your role with RSG is diminished (e.g., you are removed from your position as CFO), and (ii) I, Pat Ryan, no longer serve as Chairman and Chief Executive Officer of RSG or otherwise possess control over the management of RSG, then you will be entitled to receive, in addition to any other amounts owed to you by RSG, (i) an amount equal to 18 months (the “Severance Period”) of your base salary, payable in regular installments in accordance with RSG’s payroll practices in effect from time to time and (ii) an amount equal to your target performance bonus which would have been earned over the Severance Period (the amount of such bonus to be based on the amount paid for the calendar year immediately preceding the Severance Period), prorated for any partial calendar year included in the Severance Period.

PERFORMANCE BONUS: You will be eligible for a discretionary target performance bonus of up to 100% of your revised annual base salary for the year ending December 31, 2011. Additionally, you will be eligible for a discretionary target performance bonus of up to 150% of your revised annual base salary for each of the years ending December 31, 2012 and 2013. Any performance bonuses earned will be payable in the following year in accordance with RSG’s performance bonus payment practices, and will be contingent on your remaining employed by RSG at the time that the performance bonuses are paid.

YEAR-END BONUS: You will receive a one-time year-end bonus of $33,000, payable with the last regular payroll in December, 2011.

BENEFITS: You will qualify for and continue to receive all Ryan Specialty Group benefit programs as outlined in our benefit plans which are available to similarly situated executives of RSG. These programs will include medical/dental, disability coverage, and 401k plans. RSG will also assume the premiums under your existing private life insurance policy or provide you with a replacement policy on substantially similar terms.

Ms. Diane Aigotti

August 4, 2011

CONFIDENTIALITY CLAUSE: The terms of this offer letter are confidential. By acknowledging your receipt of this offer letter, you agree not to disclose the terms of this offer to any third party.

Of course, this letter is not a guarantee of continued employment and, except as explicitly amended hereby, nothing contained herein shall be construed to affect any rights or obligations you may have under any other written agreement with RSG. All terms of your ongoing employment with RSG will continue in full force and effect, mutatis mutandis, including, without limitation, all applicable restrictive covenants (including restrictions on solicitation of employees and business relationships and protection of confidential information).

As an indication of acceptance of these terms, please sign and date the document as indicated below.

Sincerely,

/s/ Patrick G. Ryan

Patrick G. Ryan

Chairman and Chief Executive Officer

Accepted:

/s/ Diane Aigotti	8/4/11
Diane Aigotti	Date